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                                                                  EXHIBIT 10.13


                                 CEO AGREEMENT


     THIS CEO AGREEMENT ("Agreement") is made and entered into as of the 15th day of November, 1999, by and between Sterling Software, Inc., a Delaware corporation ("Sterling Software"), and Sterling L. Williams, an individual ("Williams").

                                   RECITALS:

     WHEREAS, Sterling Software acquires, develops, markets and supports a broad range of products and services; and

     WHEREAS, Sterling Software desires to continue to retain Williams as its President and Chief Executive Officer; and

     WHEREAS, Williams is willing to continue to accept such responsibilities;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                  AGREEMENTS:

     1.   Employment.  Williams agrees to render such managerial services as are
          ----------
          customarily required of the President and Chief Executive Officer, and Sterling Software agrees to utilize such services on the terms and conditions contained herein. Sterling Software acknowledges that Williams serves as Chairman of the Board of Directors and as a consultant to Sterling Commerce, Inc. ("Sterling Commerce"). Sterling Software agrees that such service to Sterling Commerce is not inconsistent with this Agreement, the level of Executive's compensation at Sterling Software having been determined by Sterling Software with knowledge of Williams' service to Sterling Commerce and the demands on Williams' time and attention required by such service.

     2.   Compensation and Benefits.  As consideration for Williams' agreement
          -------------------------
          to enter into this Agreement and the services to be performed hereunder, Williams shall be paid an annual salary, which shall be $875,000 during Sterling Software's fiscal year ending September 30, 2000 ("Fiscal 2000"), which amount shall be subject such future increases as shall be mutually agreeable. Williams shall also be entitled to earn additional compensation in the nature of bonuses, deferred compensation and other incentive compensation as mutually agreed. For Fiscal 2000, Williams shall be entitled to an incentive cash bonus of $425,000. During the term of this Agreement, Williams shall be entitled to participate in all

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          Employee Benefits (as hereinafter defined). In addition, Williams shall be entitled to such additional personal benefits and perquisites as may be mutually agreed. As used herein, "Employee Benefits" means the perquisites, benefits and service credit for perquisites or benefits as provided under any and all employee perquisite or benefit policies, plans, programs or arrangements in which Williams is entitled to participate as of the date of this Agreement, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, 401(k), employee stock ownership
          (ESOP), employee stock purchase (ESPP), supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by Sterling Software), disability, salary continuation, expense reimbursement, executive automobile, corporate aircraft usage, tax and financial planning, club memberships, incentive travel, tax reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any successor policies, plans, programs or arrangements that may be adopted hereafter by Sterling Software.

     3.   Term.  The base term of this Agreement shall commence on the date
          ----
          first set forth above and shall continue in effect until such time as this Agreement is automatically converted into a consulting agreement pursuant to subparagraph 5(i) hereof; thereafter, the consulting agreement shall continue for a period of seven years.

     4.   Termination of Employment.  The parties acknowledge that Williams is
          -------------------------
          employed "at will" and may be terminated by Sterling Software at any time with or without cause.

     5.   Consulting Agreement.
          --------------------

          (i) This Agreement shall be automatically converted into a consulting agreement in the event that (a) Sterling Software terminates Williams' employment with or without cause, or (b) Williams terminates his employment as a result of a reduction in Williams' salary, other compensation or his benefits or perquisites, in each case below the level in effect for the immediately preceding twelve month period; or as a result of Williams' determination, in his sole judgment, that there has been a significant reduction in the nature or scope of Williams' authorities or duties.

          (ii) The consulting agreement may be terminated by Williams in writing at any time, but any compensation which has been paid as of the date of termination shall be deemed to have been earned and there shall be no repayment of any sums previously paid. In addition, Williams shall have the right to terminate the consulting agreement in accordance with

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                 paragraph 6 hereof. Sterling Software may terminate the
                 consulting agreement upon Williams' death.

          (iii) During the term of the consulting agreement, Williams shall serve in an advisory capacity to the Executive Committee of the Board of Directors of Sterling Software, reporting directly to the Executive Committee for the purpose of making operational, strategic and financial recommendations affecting the general welfare of Sterling Software. Williams shall make himself available for a reasonable amount of such consulting and advisory services during normal business hours and upon reasonable notice, at such times and places as shall be mutually agreed upon. In no event shall Williams expend in excess of thirty (30) days per year performing such services for Sterling Software.

          (iv) Any and all confidential information of Sterling Software to which Williams may become privy in the performance of his consulting services shall be treated as confidential by him and shall not be communicated to or discussed with any party who is not an officer or director of Sterling Software, unless Williams is specifically authorized to do so by the Executive Committee of the Board of Directors of Sterling Software. During the term of the consulting agreement, Williams shall not use any information delivered to him by Sterling Software for his personal gain.

          (v) During the term of the consulting agreement, Williams shall not act as a financial consultant or advisor to any other person, partnership, corporation or other business association in the computer industry (software, hardware or services) without the prior written consent of Sterling Software, such consent not to be unreasonably withheld; provided, however, that Williams' continued service to Sterling Commerce shall not be prohibited by this subparagraph (v).

          (vi) As consideration for his advisory and consulting services, Williams shall be entitled to receive all of the compensation and to participate in all Employee Benefits (or the cash equivalent thereof) described in paragraph 2 hereof; provided,
                                                                      --------
                 however, that in no event will Sterling Software be required to
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                 make any new grants of options to Williams under any Sterling
                 Software stock option plan after conversion of this Agreement into a consulting agreement. In the event this Agreement is automatically converted into a consulting agreement pursuant to subparagraph (i) hereof, the level of Williams' compensation shall be the greater of the compensation and benefits of the type described in paragraph 2 hereof in effect on the date of his termination or the compensation and benefits of the type described in paragraph 2 hereof in effect twelve (12) months prior to the date of termination. This compensation shall be paid during the term of the consulting agreement without regard to whether Sterling

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                 Software utilizes the services of Williams for the maximum thirty (30) days per year specified in subparagraph (iii) hereof, or does not avail itself of his services at any time during the term hereof. In addition, Williams shall be reimbursed for all other authorized expenses, such as food and first class travel and lodging, which are incurred at the direction of Sterling Software consistent with the terms hereof. During the term of the consulting agreement, Sterling Software shall make available to Williams all office facilities of Sterling Software, including secretarial, telephone and office space, or reimburse Williams for the cost of obtaining comparable facilities from third parties.

     6.   Change-in-Control.  Sterling Software and Williams are parties to a
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          Change-in-Control Severance Agreement, dated the date hereof (as such agreement may be amended from time to time, the "Change-in-Control Agreement"). Notwithstanding anything contained in this Agreement to the contrary, in the event William's employment with Sterling Software is terminated under circumstances in which this Agreement would automatically be converted into a consulting agreement and Williams would otherwise be entitled to receive payments and benefits under both this Agreement and the Change-in-Control Agreement, Williams shall have the right to elect to have this Agreement converted into a consulting agreement pursuant to the terms hereof or to receive payments and benefits under the Change-in-Control Agreement, but not both. Within five business days following the termination of William's employment with Sterling Software under circumstances in which this paragraph 6 would apply, Sterling Software shall provide Williams, in writing, a reasonably detailed determination of the payments and other benefits under each of such consulting agreement and the Change-in-Control Agreement. Williams shall make the election provided for in this paragraph 6 within thirty calendar days after William's receipt of the written determination referred to in the preceding sentence; provided, however, that if such election is not so made within such 30-day period, Williams shall be irrevocably deemed to have elected to receive payments and benefits under the Change-in-Control Agreement. Prior to the date on which Williams makes or is deemed to have made the election referred to above, he shall receive all of the compensation and to participate in all of the Employee Benefits provided for in paragraph 5(vi) of this Agreement as if it had been converted to a consulting agreement.

          In the event of a Change-in-Control following the conversion of this Agreement into a consulting agreement, Williams shall have the option of terminating the consulting agreement in writing at any time following such Change-in-Control. Upon such termination of the consulting agreement, Williams shall be entitled to receive in one lump sum the aggregate of all unpaid compensation, and the cash equivalent of all foregone Employee Benefits, in each case as provided for in subparagraph 5(vi), through the unexpired portion of the seven
          (7) year consulting agreement. Such lump sum shall be payable within ninety (90) days following

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          Williams' notice of termination of the consulting agreement. Upon such termination by Williams, Williams shall have no further obligations pursuant to subparagraphs 5(iii) or (v).

     7.   Termination of Prior Agreements.  Upon the execution and delivery of
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          this Agreement, the CEO Agreement between Williams and Sterling
          Software, dated February 12, 1996, as amended to the date hereof, shall terminate automatically and shall thereafter be of no further force or effect. Except with respect to the Change-in-Control Agreement, this Agreement supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof.

     9.   Miscellaneous.
          -------------

          (i) Notices, demands, payments, reports and correspondence shall be addressed to the parties hereto at the address for such party set forth below or such other places as may from time to time be designated in writing to the other party. Notices hereunder shall be deemed to be given on the date such notices are actually received.

                 If to Sterling Software, to:    300 Crescent Court
                                                 Suite 1200
                                                 Dallas, Texas  75201
                                                 Attention: President

                 If to Williams, to:             Mr. Sterling L. Williams
                                                 c/o Sterling Software, Inc.
                                                 300 Crescent Court
                                                 Suite 1200
                                                 Dallas, Texas  75201

          (ii) This Agreement shall be binding upon Sterling Software and Williams and their respective successors, assigns, heirs and personal representatives.

          (iii) The substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of the provisions of this Agreement.



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     Executed by the parties hereto as of the date first set forth above.




                              --------------------------------------------
                              Sterling L. Williams



                              STERLING SOFTWARE, INC.



                              By:  ---------------------------------------
                                   Don J. McDermett, Jr.
                                   Senior Vice President & General Counsel

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